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                                                                    Exhibit 99.4


                                PROMISSORY NOTE


PRINCIPAL SUM: $750,000.00 (Canadian)                             DUE: On Demand
INTEREST: 15%                                             DATE: October 20, 2000


     THE undersigned promises to pay to the order of The Foundation Trust the sum of Seven Hundred and Fifty Thousand Dollars ($750,000.00) (Canadian) on demand. The Principal Sum shall bear interest at a rate of 15%.


     Made this 20th day of October, 2000.


                                             International Menu Solutions Inc.



                                             per: K. Crawford
                                                 -------------------------------
                                             Kevan Crawford
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                                PROMISSORY NOTE

PRINCIPAL SUM: $1,000,000.00 (Canadian)                           DUE: On Demand
INTEREST: 15%                                             DATE: October 13, 2000


     THE undersigned promises to pay to the order of The Foundation Trust, the sum of One Million Dollars ($1,000,000.00) (Canadian) on demand. The Principal Sum shall bear interest at a rate of 15%.

     Made this 13th day of October, 2000.


                                        International Menu Solutions Inc.



                                        per: /s/ Kevan Crawford
                                             -----------------------------
                                             Kevan Crawford